EXHIBIT 99.2

VOTING AGREEMENT

     THIS VOTING AGREEMENT (the “Agreement”) is made as of the 30th day of January, 2003 by and among 1-800 CONTACTS, INC., a Delaware corporation (the “Company”), and Jonathan C. Coon, Stephen A. Yacktman, Jason S. Subotky and John F. Nichols (the “Principal Stockholders”), and CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st, a Michigan limited liability company, and LENS EXPRESS LLC, a Michigan limited liability company (the “Investors”), and David Katzman (“Mr. Katzman”).

RECITALS

     The Company, the Investors and Mr. Katzman have entered into an Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company is delivering to the Investors, among other things, nine hundred thousand (900,000) shares of the Company’s $0.01 par value common stock (the “Closing Buyer Shares”). A requirement under the Purchase Agreement is that the Company, the Principal Stockholders, the Investors and Mr. Katzman enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Principal Stockholders shall vote their shares of the Company’s voting stock in favor of electing, and against removing, the Investors’ designee, Mr. Katzman, as a member of the Company’s Board of Directors in accordance with the Company’s certificate of incorporation and bylaws, as amended. The Company, the Investors, the Principal Stockholders and Mr. Katzman each desire to facilitate the voting arrangements set forth in this Agreement by agreeing to the terms and conditions set forth below. All terms not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

AGREEMENT

     The parties agree as follows:

     1.     Election of Directors.

          1.1 Board Representation. At the first meeting of the Board of Directors of the Company after the delivery of the Closing Buyer Shares, currently contemplated for January 31, 2003, the Company’s Board of Directors shall increase the number of Directors which shall constitute the Company’s Board of Directors and the resulting vacancy shall be filled by the Company’s Board of Directors electing Mr. Katzman as a Class II Director, with a term expiring at the 2003 Annual Meeting of Stockholders. The Company and its Board of Directors shall nominate and recommend Mr. Katzman for election as a Class II Director of the Company at the 2003 Annual Meeting of Stockholders for a term expiring at the 2006 Annual Meeting of Stockholders. At the 2003 Annual Meeting of Stockholders, the Principal Stockholders and the Investors agree to vote or act with respect to their shares of the Company’s common stock so as to elect the Investors’ designee, currently Mr. Katzman, as a Class II member of the Company’s Board of Directors for a term expiring at the 2006 Annual Meeting of Stockholders, unless this Agreement is terminated before the 2003 Annual Meeting of Stockholders pursuant to Section 2 below; provided, however, that with respect to the foregoing sentence, if the Investors designate a person to serve as director other than Mr. Katzman, then the person so designated shall be subject to the reasonable approval of a majority of the directors of the Company then serving in such capacity, which directors shall not include the director or directors of the Company who is, or was, serving as the previous designee of the Investors on the Company’s Board of Directors. At any other meeting or action by written consent of the Company’s stockholders during the term of this Agreement at or by which the Investors’ designee is proposed to be removed as a member of the Company’s Board of Directors, the Principal Stockholders and the Investors shall vote or act with respect to their shares of the Company’s common stock so as to oppose the removal of the Investors’ designee as a member of the Company’s Board of Directors, unless there is cause for such removal pursuant to Section 1.3.

          1.2 Appointment of Directors. In the event of the resignation or death, removal or disqualification of a director selected pursuant to Section 1.1 above, the Investors shall promptly nominate a new director, and, after written notice of the nomination has been given by the Investors to the other parties (and, with respect to a nominee designated by the Investors, other than Mr. Katzman, such nominee has been approved by the Company’s directors as provided in Section 1.1 above), each of the Investors and the Principal Stockholders shall vote its shares of capital stock of the Company to elect such nominee to the Board of Directors.

          1.3 Removal. The Investors may change their designated director at any time and from time to time, with or without cause (subject to the Certificate of Incorporation and Bylaws of the Company as in effect from time to time and any requirements of law), in their sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such director (and with respect to a nominee designated by the Investors, other than Mr. Katzman, after such nominee has been approved by the Company’s directors in accordance with Section 1.1 above), each of the Investors and the Principal Stockholders shall promptly vote its shares of capital stock of the Company to remove the former designee from, and to elect such nominee to, the Board of Directors. Notwithstanding the foregoing, however, the Company may remove the Investors’ designee to the Board of Directors of the Company, in the event such designee (a) is or becomes subject to an enforcement action, or is or becomes the only member of the Company’s Board of Directors subject to a publicly announced investigation, brought by the U.S. Securities & Exchange Commission or the NASD, or (b) is or becomes subject to a criminal investigation or other proceeding in which criminal activity is alleged. For purposes of this Section 1.3, the Company shall not be entitled to remove the Investor’s designee to the Board of Directors of the Company merely because such nominee does not constitute an “independent” director, as defined by the rules and regulations of The Nasdaq Stock Market, Inc.

          1.4 No Revocation. Except as expressly provided herein, the voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

          1.5 Successors to the Investors. If the Investors distribute the Closing Buyer Shares to their members, the holder of the largest number of Closing Buyer Shares, as identified in writing by the Investors, shall succeed to the Investors’ rights and obligations under this Agreement upon agreeing in writing to be bound by the terms of this Agreement.

     2.     Termination.

          2.1 Termination Events. This Agreement shall terminate upon the earlier of:

               (a) January 30, 2006;

               (b) Investors, their members and Affiliates of the foregoing holding, in the aggregate, less than five percent (5%) of the issued and outstanding common stock of the Company; or

               (c) The sale, conveyance or disposal of all or substantially all of the Company’s property or business to a third party not directly or indirectly owned at least 50% by the Company’s stockholders before such sale, conveyance or disposal or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) after which the Company’s stockholders immediately before such merger or consolidation no longer own, directly or indirectly, at least 50% of the surviving entity, or if the Company effects any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Section 2.1(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company.

     3.     Miscellaneous.

          3.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of the Company, the Investors, the Principal Stockholders and Mr. Katzman. Any amendment or waiver effected in accordance with this Section 3.2 shall be binding upon the Company, the Investors and the Principal Stockholders and each of their respective successors and assigns.

          3.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice.

          3.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          3.5 Governing Law and Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Utah without giving effect to principles of conflicts of law. The jurisdiction and venue of any legal action under this Agreement shall be as set forth in the Purchase Agreement.

          3.6 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          3.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Pages Follow]

     The parties hereto have executed this Voting Agreement as of the date first written above.

COMPANY:		INVESTORS:

1-800 CONTACTS, INC		CAMELOT VENTURES/CJ, L.L.C. d/b/a LENS 1st

By:	/s/	By:	/s/

Its		Its

Address:		Address:

66 East Wadsworth Park Drive, 3rd Floor Draper, UT 84020 Fax: (801) 924-9905		100 Galleria Officentre, Suite 419 Livonia, Michigan 48034 Fax: (248) 352-5973

PRINCIPAL STOCKHOLDERS:		LENS EXPRESS LLC

/s/		By:	/s/

Jonathan C. Coon		Its

Address:		Address:

1-800 CONTACTS, INC. 66 East Wadsworth Park Drive, 3rd Floor Draper, UT 84020 Fax: (801) 924-9909		100 Galleria Officentre, Suite 419 Livonia, Michigan 48034 Fax: (248) 352-5973

/s/		MR. KATZMAN:

Stephen A. Yacktman

Address:

1-800 CONTACTS, INC. 66 East Wadsworth Park Drive, 3rd Floor Draper, UT 84020 Fax: (801) 924-9905		/s/ David Katzman Address:

/s/ Jason S. Subotky		100 Galleria Officentre, Suite 419 Southfield, Michigan 48034 Fax: (248) 352-5973

Address:

1800 CONTACTS, INC. 66 East Wadsworth Park Drive, 3rd Floor Draper, UT 84020 Fax: (801) 924-9905

S-1

/s/ John F. Nichols Address:
1800 CONTACTS, INC. 66 East Wadsworth Park Drive, 3rd Floor Draper, UT 84020 Fax: (801) 924-9905

2